Exhibit 99.1

American Eagle Outfitters Reports Third Quarter Results

11.24.20

Aerie’s momentum continues, posting 34% revenue growth and record profits

Digital revenue increased 29%, with Aerie growing 83% and AE up 11%

Gross profit rate expanded, fueled by greater full-price selling across brands

Positive cash flow further strengthened financial health, ending with $692 million in cash

AEO well-positioned for holiday season

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today reported operating income of $96 million for the 13 weeks ended October 31, 2020, compared to $103 million for the 13 weeks ended November 2, 2019. Adjusted operating income of $103 million this year excluded $7 million of expenses primarily related to COVID-19 protocols.

Reported EPS of $0.32 compared to $0.48 last year. Adjusted EPS of $0.35 this year excluded $0.02 of expenses primarily related to COVID-19 protocols and $0.01 of non-cash interest expense on the company’s convertible notes. The adjusted EPS decline to last year reflected a higher tax rate and the impact from higher interest expense and diluted shares outstanding related to convertible debt.

Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer commented, “The third quarter exceeded our expectations thanks to the exceptional execution, numerous accomplishments and dedication of our teams and the support of our global partners. Once again, Aerie delivered outstanding results, demonstrating the power of this incredible brand and the massive opportunity ahead. Across AE and Aerie, higher full-price selling led to strong margins, reflecting merchandise quality, inventory optimization and our enduring brands.”

“We are very pleased with early holiday trends in November and the strong response to our assortments. We have significant business ahead of us and are well-positioned and ready to serve our customers. I’m also very encouraged by our overall performance this year, especially in the midst of an unprecedented crisis. Our teams really stepped up to accelerate initiatives that will enable us to emerge from 2020 as a stronger organization with momentum and tremendous growth potential.”

Adjusted amounts represent Non-GAAP results, as described in the accompanying GAAP to Non-GAAP reconciliations.

Third Quarter 2020 Results

•

Total net revenue for the 13 weeks ended October 31, 2020 decreased $35 million, or 3% to $1.03 billion, compared to $1.07 billion for the 13 weeks ended November 2, 2019. The decline to last year largely reflected mall traffic declines related to COVID-19, offset by strong online sales.

•	By brand, American Eagle revenue decreased 11%, following a 2% increase last year. Aerie’s revenue increased 34%, following a 26% increase last year.

•	AEO’s digital reported revenue increased 29%. Aerie digital revenue rose 83% and AE increased 11%.

•

Gross profit of $415 million compared to $407 million last year. As a rate to revenue, gross margin of 40.2% expanded from 38.2% last year. The increase in rate reflected significantly higher merchandise margins, primarily due to higher full-priced sales, lower promotions and inventory optimization initiatives. Lower product costs and improved rent expense also benefited the gross margin. This was partly offset by higher delivery and distribution center costs, due to a strong digital business and higher cost per shipment.

•	Selling, general and administrative expense of $273 million increased $14 million from $259 million last year, due to higher performance-based incentive compensation.

•	Depreciation and amortization expense of $39 million decreased $6 million from $45 million last year, due to asset impairments taken in recent quarters, as well as lower capital spending.

•	Operating income of $96 million compared to $103 million last year. Adjusted operating income of $103 million this year excluded $7 million of expenses primarily related to COVID-19 protocols.

•

Net interest expense of $8 million compared to net interest income of $1 million last year. Adjusted interest expense of $4 million excluded $4 million of non-cash interest expense on the company’s convertible notes. The increase in adjusted net interest expense reflected cash interest expense associated with convertible notes and lower interest income this year.

•	The effective tax rate of 35% compared to 24% last year, primarily due to a change to our expected full year tax rate and the impact of the CARES Act.

•	Average shares outstanding of 184 million compared to 169 million last year. The increase reflected 16 million shares of unrealized dilution associated with the company’s convertible notes.

•

EPS of $0.32 compared to EPS of $0.48 last year. Adjusted EPS of $0.35 excluded $0.02 of expenses primarily related to COVID-19 protocols and $0.01 of non-cash interest on the company’s convertible notes. The adjusted EPS decline to last year reflected a higher tax rate and the impact from higher interest expense and diluted shares outstanding related to convertible debt.

COVID-19 Expenses and Restructuring Charges

In the third quarter of 2020, the company incurred incremental expenses primarily related to COVID-19 protocols of approximately $7 million pre-tax, or $0.02 per share after-tax.

Inventory

Total ending inventory at cost decreased $87 million or 13% to $560 million. The decline reflected AE’s inventory optimization initiatives aimed at streamlining assortments and better aligning to sales plans, partly offset by higher inventory at Aerie to support strong demand.

Capital Expenditures

In the third quarter of 2020, capital expenditures totaled $31 million. On a year-to-date basis, capital expenditures were $93 million. For fiscal 2020, the company continues to expect capital expenditures to be in the range of $100 to $125 million, prioritizing strategic customer-facing and supply chain investments. This compares to $210 million for the full-year fiscal 2019.

Cash Flow and Balance Sheet

The company generated positive operating cash flow during the third quarter and ended the period with total cash and short-term investments of $692 million, an increase from $265 million last year. The quarter-end cash balance included $406 million in proceeds from the April 2020 convertible notes offering. During the third quarter, the company repaid the remaining $200 million balance on its revolving credit facility.

Shareholder Returns

As previously announced, the company suspended its dividend in June 2020 and at this point does not anticipate declaring a dividend for the rest of this year. The company’s first quarter cash dividend was deferred until 2021 and will be payable on April 23, 2021, to stockholders of record at the close of business on April 9, 2021.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8563 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Investor Meeting

The company will host a virtual Investor Meeting on Thursday, January 21, 2021. Additional details about the event will be included in a subsequent announcement.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including fourth quarter 2020 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for the fourth quarter 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the impact that the COVID-19 pandemic, the 2020 U.S. Presidential election and disruption related to social unrest will have on our operations and financial results, which is difficult to accurately predict; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	October 31, 2020	February 1, 2020	November 2, 2019

ASSETS
Cash and cash equivalents	$692,356	$361,930	$214,514
Short-term investments	—	55,000	50,000
Merchandise inventory	559,961	446,278	647,329
Accounts receivable	124,560	119,064	112,304
Prepaid expenses and other	130,909	65,658	54,427

Total current assets	1,507,786	1,047,930	1,078,574

Property and equipment, net	650,397	735,120	764,350
Operating lease right-of-use assets	1,243,311	1,418,916	1,486,133
Intangible assets, including goodwill	50,864	53,004	55,466
Non-current deferred income taxes	12,774	22,724	16,833
Other assets	33,083	50,985	50,896

Total Assets	$3,498,215	$3,328,679	$3,452,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$304,552	$285,746	$366,676
Current portion of operating lease liabilities	346,321	299,161	292,312
Accrued income and other taxes	15,503	9,514	18,421
Accrued compensation and payroll taxes	117,736	43,537	43,473
Dividends payable	22,843	—	—
Unredeemed gift cards and gift certificates	39,794	56,974	32,411
Other current liabilities and accrued expenses	47,587	56,824	56,859

Total current liabilities	894,336	751,756	810,152

Long-term debt, net	321,081	—	—
Non-current operating lease liabilities	1,196,755	1,301,735	1,353,819
Other non-current liabilities	17,846	27,335	27,896

Total non-current liabilities	1,535,682	1,329,070	1,381,715

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	655,891	577,856	574,391
Accumulated other comprehensive loss	(44,673)	(33,168)	(35,861)
Retained earnings	1,865,370	2,108,292	2,127,312
Treasury stock	(1,410,887)	(1,407,623)	(1,407,953)

Total stockholders’ equity	1,068,197	1,247,853	1,260,385

Total Liabilities and Stockholders’ Equity	$3,498,215	$3,328,679	$3,452,252

Current Ratio	1.69	1.39	1.33

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	October 31, 2020	% of Revenue	November 2, 2019	% of Revenue

Total net revenue	$1,031,617	100.0%	$1,066,412	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	616,840	59.8%	659,350	61.8%

Gross profit	414,777	40.2%	407,062	38.2%
Selling, general and administrative expenses	273,297	26.5%	258,973	24.3%
Impairment, restructuring, and COVID-19 related charges	6,955	0.6%	—	0.0%
Depreciation and amortization expense	38,974	3.8%	44,987	4.2%

Operating income	95,551	9.3%	103,102	9.7%
Interest expense (income), net	7,924	0.8%	(1,238)	-0.1%
Other income, net	(2,223)	-0.2%	(1,339)	-0.1%

Income before income taxes	89,850	8.7%	105,679	9.9%
Provision for income taxes	31,742	3.1%	24,918	2.3%

Net income	$58,108	5.6%	$80,761	7.6%

Net income per basic share	$0.35		$0.48
Net income per diluted share	$0.32		$0.48

Weighted average common shares outstanding - basic	166,185		167,912
Weighted average common shares outstanding - diluted	184,397		168,693

	GAAP Basis 39 Weeks Ended
	October 31, 2020	% of Revenue	November 2, 2019	% of Revenue

Total net revenue	$2,466,819	100.0%	$2,993,581	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,758,537	71.3%	1,879,027	62.8%

Gross profit	708,282	28.7%	1,114,554	37.2%
Selling, general and administrative expenses	685,206	27.8%	742,764	24.8%
Impairment, restructuring, and COVID-19 related charges	177,186	7.1%	4,272	0.1%
Depreciation and amortization	120,818	4.9%	134,648	4.5%

Operating (loss) income	(274,928)	-11.1%	232,870	7.8%
Interest expense (income), net	16,617	0.7%	(4,797)	-0.2%
Other income, net	(793)	0.0%	(5,952)	-0.1%

(Loss) income before income taxes	(290,752)	-11.8%	243,619	8.1%
(Benefit) provision for income taxes	(77,943)	-3.2%	57,125	1.9%

Net (loss) income	$(212,809)	-8.6%	$186,494	6.2%

Net (loss) income per basic share	$(1.28)		$1.09
Net (loss) income per diluted share	$(1.28)		$1.09

Weighted average common shares outstanding - basic	166,385		170,463
Weighted average common shares outstanding - diluted	166,385		171,697

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	October 31, 2020
	Operating Income	Interest Expense, net	Diluted Earnings per Common Share
GAAP Basis	$95,551	$7,924	$0.32
% of Revenue	9.3%	0.8%

Incremental COVID-19 related expenses and restructuring(1):	6,955	—	$0.02

Convertible debt(2):	—	(4,113)	$0.01

Non-GAAP Basis	$102,506	$3,811	$0.35
% of Revenue	9.9%	0.4%

(1)	$7.0 million Incremental COVID-19 related expenses and restructuring charges:

- $6.0 million of incremental COVID-19 related expenses consisting of personal protective equipment and supplies for our associates and customers

- $1.0 million of corporate severance charges

(2)	Amortization of the non-cash discount on the Company’s convertible notes

AMERICAN EAGLE OUTFITTERS, INC.

Earnings Before Interest, Taxes, Depreciation and Amortization

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	13 Weeks Ended
	October 31, 2020	November 2, 2019
Net Income	$58,108	$80,761
Add: Provision for income taxes	31,742	24,918
Add: Depreciation and amortization	38,974	44,987
Add: Interest expense (income), net	7,924	(1,238)

EBITDA	$136,748	$149,428
Add: Incremental COVID-19 related expenses and restructuring(1)	6,955	—

Adjusted EBITDA	$143,703	$149,428

(1)	$7.0 million Incremental COVID-19 related expenses and restructuring charges:

- $6.0 million of incremental COVID-19 related expenses consisting of personal protective equipment and supplies for our associates and customers

- $1.0 million of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Third Quarter 2020	YTD Third Quarter 2020
Consolidated stores at beginning of period	1,098	1,095
Consolidated stores opened during the period
AE Brand	3	6
Aerie stand-alone(3)	7	22
Todd Snyder	0	1
Consolidated stores closed during the period
AE Brand	(3)	(15)
Aerie stand-alone	0	(3)
Tailgate Clothing Co.	0	(1)

Total consolidated stores at end of period	1,105	1,105
AE Brand	931
Aerie stand-alone(3)	167
Aerie side-by-side(2)	177
Tailgate Clothing Co.	4
Todd Snyder	3

Stores remodeled and refurbished during the period	8	12
Total gross square footage at end of period (in ‘000)	6,858	6,858

International license locations at end of period (1)	225	225

Aerie Openings
Aerie stand-alone(3)	7	22
Total Aerie side-by-side stores (2)	2	5

Total Aerie Openings	9	27

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.
(3)	Aerie stand alone stores include an Offline store opening in Q3 and an Unsubscribed store opening in Q2.